Exhibit 10.1

                                SERVICE AGREEMENT

This Agreement is made on April 1, 2004 between Schoolpop, Inc., a corporation organized and existing under the laws of the State of Georgia with its principal place of business located at 3100 Five Forks Trickum Road, Suite 401, Lilburn GA 30047 hereinafter referred to as "client" and ROI GROUP ASSOCIATES, INC., with its principal place of business located at 39 BROADWAY, 24TH FLOOR, NEW YORK, NY 10006, hereinafter referred to as "ROI".

1.  RECITALS

Client is a year-round school support company with more than 60,000 schools and nonprofits enrolled nationwide, and in the conduct of its business desires to receive professional services including but not limited to investor relations and financial media relations.

ROI agrees to perform these services for the client under the terms and conditions set forth in this agreement.

2.  NATURE OF WORK

ROI will perform services on behalf of the client as described in the project proposal submitted to the client dated March 4, 2004.

3.  COMPENSATION

Client agrees to pay the following:

         1) A retainer in the amount of $7,000 per month, with payment due on or before the first of each month of service and the first month due on signing of the service agreement.

         2) 67,500 unregistered shares of the Company (calculated as of 3/3/04 closing bid price of $0.20). Shares will have registration rights concurrent with the registration statement associated with the next round of financing. Issuance of such shares is subject to the company increasing its shares outstanding.

         3) One-half of one percent of the shares of common stock of the Company outstanding upon completion of the reverse merge into the shell, restricted for one year. Issuance of such shares is subject to the company increasing its shares outstanding.

                      As I believe we indicated to you, we will be contributing a majority of the stock received into a profit sharing plan for the benefit of our employees. Obviously, this will provide a high degree of motivation for all of our people working on your account as they can see the direct benefits of their work on your behalf reflected in the increased value of their own retirement fund.

         4) If we are called upon to assist in any capital raising efforts, the quantum and structure of compensation is as follows:

                  a. Senior Debt
                  o 1 1/2% for Senior Debt if placed through an intermediary also receiving a fee;
                  o  3% for Senior Debt if placed directly;

                  b. Mezzanine/Convertible Debt
                  o 2% for Mezzanine/Convertible Debt if placed through an intermediary also receiving a fee;
                  o  4% for Mezzanine/Convertible Debt if placed directly;

                  c. Equity Investment
                  o 3% for Equity if placed through an intermediary also receiving a fee;
                  o  6% for Equity if placed directly;

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         The above schedule of success fees covers any transaction between the
         Company and any party introduced by ROI Group Associates, Inc., which is concluded within two years from the time of such introduction. The fee is payable in cash at the time of the closing.

4.  REIMBURSED EXPENSES

    The following will be billed monthly and assessed at a rate of 10%, subject to client approval:

                  a.  Photographic services
                  b.  Printing and commercial reproduction
                  c.  Digital imagery production
                  d.  Other outsourced professional services
                  e.  Travel Expenses (with client approval)
                  f.  Postage and Courier Services g. Mailing

5.  INVOICES AND PAYMENTS

    Invoices for the above expenses will be submitted two weeks prior to each payment due, and payment is due at the offices of ROI on the date specified in section 3, above. In the event ROI shall be successful in any law suit for damages for breach of this Agreement including but not limited to non-payment of invoices, enforcement of this Agreement, or to enjoin the other party from violating this Agreement, ROI shall be entitled to recover as part of its damages, its reasonable legal costs and expenses for establishing and maintaining any such action.

6.  APPROVALS

    The client hereby designates Mickey Freeman, President as its representative, unless otherwise, notified in writing. All material produced by ROI shall be approved in writing by this representative. All work so approved shall be considered to have been accepted by the client. Further changes in accepted material will be charged to the client as Additional Work (see Section 8).

7.  TERM

    The term of this Agreement shall commence on April 1, 2004 and extend until October 1, 2004 and may be renewed upon the mutual Agreement: of the parties hereto. Client has right to cancel the Agreement with 30 days written notice and upon doing so will pay ROI a breakup fee of $7,000.

8.  ADDITIONAL WORK

    Any tasks requested by the client but not included in the proposal dated March 4, 2004 will be considered to be Additional Work, and will be charged to the client at the rate of $200 per hour. ROI shall advise the client before commencing Additional Work, and with prior approval of the client's representative (See Section 6) such additional work shall become part of this Agreement.

9.  WARRANTY

    ROI will perform professional services, obtain findings and prepare recommendations in accordance with generally and currently accepted communications consulting principles and practices. This warranty is in lieu of all other warranties either expressed or implied.

10. LIMITATION OF LIABILITY

    With regard to the services to be performed by each party pursuant to the terms of this Agreement, neither party shall be liable to one another, or to anyone who may claim any right due to this relationship with the client, for any acts or omissions in the performance of said services on the part of either party or the agents or employees of either party; except when said acts or omissions of either party are due to its willful misconduct. Accordingly each party shall hold the other free and harmless from any obligations, costs, claims, judgments, attorney fees and attachments arising from or growing out of the services rendered in connection with this agreement. When such liability shall arise due to the willful misconduct of either party, the limit and all liability or claim for damages, costs of


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    defense or expenses on account of any error, omission or professional negligence to be levied against either party by the other shall not exceed the amount of total fees paid by the client at that time.

11. CONFIDENTIALITY

    ROI acknowledges a duty not to disclose with the Client's prior approval during or after its terms of appointment any confidential information relating to the Client or Client's business including that resulting from studies or surveys commissioned and paid for by the Client. The Client in turn acknowledges ROI's right to use any general information regarding Client products or services which it has gained in the course of its appointment and which is to become publicly available for the purpose of providing services to the Client.

    The Client recognizes that ROI may provide consulting services to third parties. However, ROI is bound by confidentiality provisions of this Agreement and ROI may not use the information directly or indirectly for the benefit of third parties.

12. INTELLECTUAL PROPERTY

    The copyright in all artwork, copy and other work produced by ROI rests initially with ROI. On payment by the Client of the relevant fees and disbursements owed to ROI, the copyright in any material is automatically deemed to be assigned to the Client unless other arrangements are made in writing.

13. MISCELLANEOUS

ASSIGNMENT

    Neither party to this Agreement may assign or transfer this Agreement, any interest therein or claim there-under without the written approval of the other party.

GOVERNING LAW

    This Agreement shall be binding on and shall be for the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be governed by the laws of the State of New York.

ENTIRE AGREEMENT

    This Agreement constitutes the entire Agreement about understanding between ROI and the Client and supersedes any and all other Agreements between the parties. No representation or promise, either oral or written, has been made except as specifically set forth herein. Should any part of this Agreement be declared invalid, such invalidity shall not affect the remainder of this Agreement without herein including any portion, which may hereafter be declared invalid.

In witness whereof, the parties have executed this Agreement of the day and year first above written.


ROI GROUP ASSOCIATES, INC.                           SCHOOLPOP, INC.



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Robert J. Giordano, President                        Mickey Freeman, President